GPS FUNDS II
SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of  March 6, 2014, to the Fund Administration Servicing Agreement dated as of March 31, 2011, as amended September 1, 2012 (the “Agreement”), is entered into by and between GPS FUNDS II, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds and to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GPS FUNDS II	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Carrie E. Hansen	By: /s/ Michael R. McVoy
Name: Carrie E. Hansen	Name: Michael R. McVoy
Title: Chairman	Title: Senior Vice President

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Amended Exhibit A
to the
Fund Administration Servicing Agreement

GPS Funds II

Separate Series of GPS Funds II

Name of Series Date Added
GuidePath Strategic Asset Allocation Fund
GuidePath Tactical Constrained Asset Allocation Fund
GuidePath Tactical Unconstrained Asset Allocation Fund
GuidePath Absolute Return Asset Allocation Fund
GuideMark Opportunistic Fixed Income Fund
GuideMark Global Real Return Fund
GuidePath Multi-Asset Income Asset Allocation Fund
GuidePath Fixed Income Allocation Fund
GuidePath Altegris Diversified Alternatives Allocation Fund

3/2014 – GPS Funds II	2

Amended Exhibit B to the Fund Administration Servicing Agreement – GPS Funds II

GPS Funds I & GPS Funds II – Fund Administration Fee Schedule effective April 1, 2014

Annual fund administration fee based upon average net assets  for the combined trusts:
 [  ] basis points on the first $[  ]
 [  ] basis points on the next $[  ]
 [  ] basis points on the balance
Minimum annual fee: $[  ] for the aggregate of the funds ([  ] funds; assumes a multi-class structure).
The monthly fee that is charged is the greater of the fee based upon assets or the minimum fee.

* The minimum annual fee of $[  ] is waived for each new fund during the first [  ] months of operations.  After the first [  ]  months, the following tiered minimum annual fee schedule applies during months [  ]  through [  ] of operations:

[  ]% of the minimum annual fee in months [  ], [  ] & [  ]
[  ]% of the minimum annual fee in months [  ], [  ] & [  ]
[  ]% of the minimum annual fee in months [  ], [  ] & [  ]
[  ]% of the minimum annual fee in month [  ] and beyond

Chief Compliance Officer Support Services:  $[  ] per trust per year.

Charles River:
 $[  ] set-up charge (waived)
 Annual fee is $[  ] per trust.

Passive foreign investment companies identification annual fee - $[  ] per security submitted for identification.

Wash sales reporting (GainsKeeper) annual fee - $[  ] per fund.

Extraordinary services – quoted separately

Plus out-of-pocket expenses, including, but not limited to:
 Postage, Stationery
 Programming, Special Reports
 Third-party data provider costs
 Proxies, Insurance
 EDGAR/XBRL filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from Board of Trustees meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are calculated pro rata and billed monthly.

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